September 14, 2015

Securities and Exchange Commission

Division of Corporation Finance

100 F. Street, N.E.

Washington, D.C. 20549

Attn: Ms. Katherine Hsu

Chief, Office of Structured Finance

Re:	AFS SenSub Corp. (the “Registrant”)

Form SF-3 Shelf Registration Statement (the “Registration Statement”)

Dear Ms. Hsu:

Enclosed is a courtesy copy of the Registration Statement referred to above including. This initial filing states that the amount to be registered is $1,000,000. We will file an amendment to the Registration Statement prior to its effectiveness that will increase the amount of registered securities.

We understand that General Instruction I.A.2. to Form SF-3 requires that to the extent the Registrant, insofar as it is the depositor, or any issuing entity previously established, directly or indirectly, by the Registrant or any affiliate of the Registrant is or was at any time during the twelve calendar months and any portion of a month immediately preceding the filing of the Registration Statement has been subject to the filing requirements of section 12 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to a class of asset-backed securities involving the same asset class, the Registrant and each such issuing entity must have filed all material required to be filed regarding such asset-backed securities pursuant to section 13 or 15(d) of the Exchange Act for such period (or such shorter period that each such entity was required to file such materials). In addition, such material must have been filed in a timely manner, other than a report that is required solely pursuant to Item 1.01, 1.02, 2.03, 2.04, 2.05, 2.06, 4.02(a), 6.01 or 6.03 of Form 8-K under the Exchange Act was used during such period with respect to a report or a portion of a report, that report or portion thereof has actually been filed within the time period prescribed by that rule Attached hereto as Annex I, please find a list outlining each relevant issuing entity established by the Registrant and its affiliates that was required to make any such filings since September 1, 2014, the CIK number for such issuing entity, the required filings for each issuing entity (filed since September 2014) and the date of each such filing. On behalf of the Registrant, we hereby confirm that all such filings were made within the required reporting periods set forth in the Exchange Act.

Ms. Katherine Hsu

September 14, 2015

We would appreciate notice as to whether the Commission will conduct a review of this Registration Statement and, if so, the type of review and the name of the individual at the Commission who will be assigned the Registration Statement.

If you have any questions or comments regarding this Registration Statement, please contact our counsel at Katten Muchin Rosenman LLP, John P. Keiserman, at (212) 940-6385.

Sincerely,

/s/ Frank E. Brown III

Frank E. Brown III, Esq.
Senior Vice President, Corporate Counsel and
Secretary

cc:	Daniel E. Berce
Chris A. Choate
John P. Keiserman, Esq.

Annex I

Entity	CIK	Required Filing	Date Filed

AFS Sensub Corp	0001347185	Filing under Securities Act Rules 163/433 of free writing prospectuses	11-07-2014

		Filing under Securities Act Rules 163/433 of free writing prospectuses	11-07-2014

		Prospectus [Rule 424(b)(3)]	11-10-2014

		Filing under Securities Act Rules 163/433 of free writing prospectuses	01-08-2015

		Filing under Securities Act Rules 163/433 of free writing prospectuses	01-08-2015

		Prospectus [Rule 424(b)(3)]	01-09-2015

		Filing under Securities Act Rules 163/433 of free writing prospectuses	04-01-2015

		Filing under Securities Act Rules 163/433 of free writing prospectuses	04-01-2015

		Prospectus [Rule 424(b)(3)]	04-01-2015

		Prospectus [Rule 424(b)(5)]	04-10-2015

		Asset-backed securitizer report pursuant to Section 15G, item 2.01	07-27-2015

		Prospectus [Rule 424(b)(3)]	07-30-2015

		Filing under Securities Act Rules 163/433 of free writing prospectuses	07-30-2015

		Prospectus [Rule 424(b)(3)]	08-04-2015

		Filing under Securities Act Rules 163/433 of free writing prospectuses	08-04-2015

		Prospectus [Rule 424(b)(5)]	08-06-2015

AmeriCredit Automobile Receivables Trust 2010-2	0001491692	10-D (Periodic Report)	09-10-2014

AmeriCredit Automobile Receivables Trust 2010-3	0001501258	10-D (Periodic Report)	09-10-2014
		10-D (Periodic Report)	10-10-2014

		10-D (Periodic Report)	11-10-2014

		10-D (Periodic Report)	12-10-2014

		10-D (Periodic Report)	01-12-2015

		10-D (Periodic Report)	02-10-2015

		10-D (Periodic Report)	03-10-2015

		Annual report [Section 13 and 15(d), not S-K Item 405]	03-31-2015

		10-D (Periodic Report)	04-10-2015

		[Amend]Annual report [Section 13 and 15(d), not S-K Item 405]	06-16-2015

AmeriCredit Automobile Receivables Trust 2010-4	0001505365	10-D (Periodic Report)	09-10-2014
		10-D (Periodic Report)	10-10-2014

		10-D (Periodic Report)	11-10-2014

		10-D (Periodic Report)	12-10-2014

		10-D (Periodic Report)	01-12-2015

		10-D (Periodic Report)	02-10-2015

		10-D (Periodic Report)	03-10-2015

AmeriCredit Automobile Receivables Trust 2011-1	0001510890	10-D (Periodic Report)	09-10-2014
		10-D (Periodic Report)	10-10-2014

		10-D (Periodic Report)	11-10-2014

		10-D (Periodic Report)	12-10-2014

		10-D (Periodic Report)	01-12-2015

		10-D (Periodic Report)	02-10-2015

		10-D (Periodic Report)	03-10-2015

		Annual report [Section 13 and 15(d), not S-K Item 405]	03-31-2015

		10-D (Periodic Report)	04-10-2015

		10-D (Periodic Report)	05-11-2015

		10-D (Periodic Report)	06-10-2015

		[Amend]Annual report [Section 13 and 15(d), not S-K Item 405]	06-16-2015

		10-D (Periodic Report)	07-10-2015

AmeriCredit Automobile Receivables Trust 2011-2	0001517134	10-D (Periodic Report)	09-10-2014
		10-D (Periodic Report)	10-10-2014

		10-D (Periodic Report)	11-10-2014

		10-D (Periodic Report)	12-10-2014

		10-D (Periodic Report)	01-12-2015

		10-D (Periodic Report)	02-10-2015

		10-D (Periodic Report)	03-10-2015

		Annual report [Section 13 and 15(d), not S-K Item 405]	03-31-2015

		10-D (Periodic Report)	04-10-2015

		10-D (Periodic Report)	05-11-2015

		10-D (Periodic Report)	06-10-2015

		[Amend]Annual report [Section 13 and 15(d), not S-K Item 405]	06-17-2015

		10-D (Periodic Report)	07-10-2015

		10-D (Periodic Report)	08-11-2015

AmeriCredit Automobile Receivables Trust 2011-3	0001522412	10-D (Periodic Report)	09-10-2014
		10-D (Periodic Report)	10-10-2014

		10-D (Periodic Report)	11-10-2014

		10-D (Periodic Report)	12-10-2014

		10-D (Periodic Report)	01-12-2015

		10-D (Periodic Report)	02-10-2015

		10-D (Periodic Report)	03-10-2015

		Annual report [Section 13 and 15(d), not S-K Item 405]	03-31-2015

		10-D (Periodic Report)	04-10-2015

		10-D (Periodic Report)	05-11-2015

		10-D (Periodic Report)	06-10-2015

		[Amend]Annual report [Section 13 and 15(d), not S-K Item 405]	06-16-2015

		10-D (Periodic Report)	07-10-2015

		10-D (Periodic Report)	08-11-2015

AmeriCredit Automobile Receivables Trust 2011-4	0001529197	10-D (Periodic Report)	09-10-2014
		10-D (Periodic Report)	10-10-2014

		10-D (Periodic Report)	11-10-2014

		10-D (Periodic Report)	12-10-2014

		10-D (Periodic Report)	01-12-2015

		10-D (Periodic Report)	02-10-2015

		10-D (Periodic Report)	03-10-2015

		Annual report [Section 13 and 15(d), not S-K Item 405]	03-31-2015

		10-D (Periodic Report)	04-10-2015

		10-D (Periodic Report)	05-11-2015

		10-D (Periodic Report)	06-10-2015

		[Amend]Annual report [Section 13 and 15(d), not S-K Item 405]	06-16-2015

		10-D (Periodic Report)	07-10-2015

		10-D (Periodic Report)	08-11-2015

AmeriCredit Automobile Receivables Trust 2011-5	0001533218	10-D (Periodic Report)	09-10-2014
		10-D (Periodic Report)	10-10-2014

		10-D (Periodic Report)	11-10-2014

		10-D (Periodic Report)	12-10-2014

		10-D (Periodic Report)	01-12-2015

		10-D (Periodic Report)	02-10-2015

		10-D (Periodic Report)	03-10-2015

		Annual report [Section 13 and 15(d), not S-K Item 405]	03-31-2015

		10-D (Periodic Report)	04-10-2015

		10-D (Periodic Report)	05-11-2015

		10-D (Periodic Report)	06-10-2015

		[Amend]Annual report [Section 13 and 15(d), not S-K Item 405]	06-17-2015

		10-D (Periodic Report)	07-10-2015

		10-D (Periodic Report)	08-11-2015

AmeriCredit Automobile Receivables Trust 2012-1	0001540779	10-D (Periodic Report)	09-10-2014
		10-D (Periodic Report)	10-10-2014

		10-D (Periodic Report)	11-10-2014

		10-D (Periodic Report)	12-10-2014

		10-D (Periodic Report)	01-12-2015

		10-D (Periodic Report)	02-10-2015

		10-D (Periodic Report)	03-10-2015

		Annual report [Section 13 and 15(d), not S-K Item 405]	03-31-2015

		10-D (Periodic Report)	04-10-2015

		10-D (Periodic Report)	05-11-2015

		10-D (Periodic Report)	06-10-2015

		[Amend]Annual report [Section 13 and 15(d), not S-K Item 405]	06-16-2015

		10-D (Periodic Report)	07-10-2015

		10-D (Periodic Report)	08-11-2015

AmeriCredit Automobile Receivables Trust 2012-2	0001546680	10-D (Periodic Report)	09-10-2014
		10-D (Periodic Report)	10-10-2014

		10-D (Periodic Report)	11-10-2014

		10-D (Periodic Report)	12-10-2014

		10-D (Periodic Report)	01-12-2015

		10-D (Periodic Report)	02-10-2015

		10-D (Periodic Report)	03-10-2015

		Annual report [Section 13 and 15(d), not S-K Item 405]	03-31-2015

		10-D (Periodic Report)	04-10-2015

		10-D (Periodic Report)	05-11-2015

		10-D (Periodic Report)	06-10-2015

		[Amend]Annual report [Section 13 and 15(d), not S-K Item 405]	06-16-2015

		10-D (Periodic Report)	07-10-2015

		10-D (Periodic Report)	08-11-2015

AmeriCredit Automobile Receivables Trust 2012-3	0001552221	10-D (Periodic Report)	09-10-2014
		10-D (Periodic Report)	10-10-2014

		10-D (Periodic Report)	11-10-2014

		10-D (Periodic Report)	12-10-2014

		10-D (Periodic Report)	01-12-2015

		10-D (Periodic Report)	02-10-2015

		10-D (Periodic Report)	03-10-2015

		Annual report [Section 13 and 15(d), not S-K Item 405]	03-31-2015

		10-D (Periodic Report)	04-10-2015

		10-D (Periodic Report)	05-11-2015

		10-D (Periodic Report)	06-10-2015

		[Amend]Annual report [Section 13 and 15(d), not S-K Item 405]	06-16-2015

		10-D (Periodic Report)	07-10-2015

		10-D (Periodic Report)	08-11-2015

AmeriCredit Automobile Receivables Trust 2012-4	0001557356	10-D (Periodic Report)	09-10-2014
		10-D (Periodic Report)	10-10-2014

		10-D (Periodic Report)	11-10-2014

		10-D (Periodic Report)	12-10-2014

		10-D (Periodic Report)	01-12-2015

		10-D (Periodic Report)	02-10-2015

		10-D (Periodic Report)	03-10-2015

		Annual report [Section 13 and 15(d), not S-K Item 405]	03-31-2015

		10-D (Periodic Report)	04-10-2015

		10-D (Periodic Report)	05-11-2015

		10-D (Periodic Report)	06-10-2015

		[Amend]Annual report [Section 13 and 15(d), not S-K Item 405]	06-16-2015

		10-D (Periodic Report)	07-10-2015

		10-D (Periodic Report)	08-11-2015

AmeriCredit Automobile Receivables Trust 2012-5	0001561939	10-D (Periodic Report)	09-10-2014
		10-D (Periodic Report)	10-10-2014

		10-D (Periodic Report)	11-10-2014

		10-D (Periodic Report)	12-10-2014

		10-D (Periodic Report)	01-12-2015

		10-D (Periodic Report)	02-10-2015

		10-D (Periodic Report)	03-10-2015

		Annual report [Section 13 and 15(d), not S-K Item 405]	03-31-2015

		10-D (Periodic Report)	04-10-2015

		10-D (Periodic Report)	05-11-2015

		10-D (Periodic Report)	06-10-2015

		[Amend]Annual report [Section 13 and 15(d), not S-K Item 405]	06-17-2015

		10-D (Periodic Report)	07-10-2015

		10-D (Periodic Report)	08-11-2015

AmeriCredit Automobile Receivables Trust 2013-1	0001566972	10-D (Periodic Report)	09-10-2014
		10-D (Periodic Report)	10-10-2014

		10-D (Periodic Report)	11-10-2014

		10-D (Periodic Report)	12-10-2014

		10-D (Periodic Report)	01-12-2015

		10-D (Periodic Report)	02-10-2015

		10-D (Periodic Report)	03-10-2015

		Annual report [Section 13 and 15(d), not S-K Item 405]	03-31-2015

		10-D (Periodic Report)	04-10-2015

		10-D (Periodic Report)	05-11-2015

		10-D (Periodic Report)	06-10-2015

		[Amend]Annual report [Section 13 and 15(d), not S-K Item 405]	06-16-2015

		10-D (Periodic Report)	07-10-2015

		10-D (Periodic Report)	08-11-2015

AmeriCredit Automobile Receivables Trust 2013-2	0001573292	10-D (Periodic Report)	09-10-2014
		10-D (Periodic Report)	10-10-2014

		10-D (Periodic Report)	11-10-2014

		10-D (Periodic Report)	12-10-2014

		10-D (Periodic Report)	01-12-2015

		10-D (Periodic Report)	02-10-2015

		10-D (Periodic Report)	03-10-2015

		Annual report [Section 13 and 15(d), not S-K Item 405]	03-31-2015

		10-D (Periodic Report)	04-10-2015

		10-D (Periodic Report)	05-11-2015

		10-D (Periodic Report)	06-10-2015

		[Amend]Annual report [Section 13 and 15(d), not S-K Item 405]	06-16-2015

		10-D (Periodic Report)	07-10-2015

		10-D (Periodic Report)	08-11-2015

AmeriCredit Automobile Receivables Trust 2013-3	0001578821	10-D (Periodic Report)	09-10-2014
		10-D (Periodic Report)	10-10-2014

		10-D (Periodic Report)	11-10-2014

		10-D (Periodic Report)	12-10-2014

		10-D (Periodic Report)	01-12-2015

		10-D (Periodic Report)	02-10-2015

		10-D (Periodic Report)	03-10-2015

		Annual report [Section 13 and 15(d), not S-K Item 405]	03-31-2015

		10-D (Periodic Report)	04-10-2015

		10-D (Periodic Report)	05-11-2015

		10-D (Periodic Report)	06-10-2015

		[Amend]Annual report [Section 13 and 15(d), not S-K Item 405]	06-16-2015

		10-D (Periodic Report)	07-10-2015

		10-D (Periodic Report)	08-11-2015

AmeriCredit Automobile Receivables Trust 2013-4	0001583712	10-D (Periodic Report)	09-10-2014
		10-D (Periodic Report)	10-10-2014

		10-D (Periodic Report)	11-10-2014

		10-D (Periodic Report)	12-10-2014

		10-D (Periodic Report)	01-12-2015

		10-D (Periodic Report)	02-10-2015

		10-D (Periodic Report)	03-10-2015

		Annual report [Section 13 and 15(d), not S-K Item 405]	03-31-2015

		10-D (Periodic Report)	04-10-2015

		10-D (Periodic Report)	05-11-2015

		10-D (Periodic Report)	06-10-2015

		[Amend]Annual report [Section 13 and 15(d), not S-K Item 405]	06-16-2015

		10-D (Periodic Report)	07-10-2015

		10-D (Periodic Report)	08-11-2015

AmeriCredit Automobile Receivables Trust 2013-5	0001590997	10-D (Periodic Report)	09-10-2014
		10-D (Periodic Report)	10-10-2014

		10-D (Periodic Report)	11-10-2014

		10-D (Periodic Report)	12-10-2014

		10-D (Periodic Report)	01-12-2015

		10-D (Periodic Report)	02-10-2015

		10-D (Periodic Report)	03-10-2015

		Annual report [Section 13 and 15(d), not S-K Item 405]	03-31-2015

		10-D (Periodic Report)	04-10-2015

		10-D (Periodic Report)	05-11-2015

		10-D (Periodic Report)	06-10-2015

		[Amend]Annual report [Section 13 and 15(d), not S-K Item 405]	06-17-2015

		10-D (Periodic Report)	07-10-2015

		10-D (Periodic Report)	08-11-2015

AmeriCredit Automobile Receivables Trust 2014-1	0001602190	10-D (Periodic Report)	09-10-2014
		10-D (Periodic Report)	10-10-2014

		10-D (Periodic Report)	11-10-2014

		10-D (Periodic Report)	12-10-2014

		10-D (Periodic Report)	01-12-2015

		10-D (Periodic Report)	02-10-2015

		10-D (Periodic Report)	03-10-2015

		Annual report [Section 13 and 15(d), not S-K Item 405]	03-31-2015

		10-D (Periodic Report)	04-10-2015

		10-D (Periodic Report)	05-11-2015

		10-D (Periodic Report)	06-10-2015

		[Amend]Annual report [Section 13 and 15(d), not S-K Item 405]	06-17-2015

		10-D (Periodic Report)	07-10-2015

		10-D (Periodic Report)	08-11-2015

AmeriCredit Automobile Receivables Trust 2014-2	0001609714	10-D (Periodic Report)	09-10-2014
		10-D (Periodic Report)	10-10-2014

		10-D (Periodic Report)	11-10-2014

		10-D (Periodic Report)	12-10-2014

		10-D (Periodic Report)	01-12-2015

		10-D (Periodic Report)	02-10-2015

		10-D (Periodic Report)	03-10-2015

		Annual report [Section 13 and 15(d), not S-K Item 405]	03-31-2015

		10-D (Periodic Report)	04-10-2015

		10-D (Periodic Report)	05-11-2015

		10-D (Periodic Report)	06-10-2015

		[Amend]Annual report [Section 13 and 15(d), not S-K Item 405]	06-17-2015

		10-D (Periodic Report)	07-10-2015

		10-D (Periodic Report)	08-11-2015

AmeriCredit Automobile Receivables Trust 2014-3	0001617166	10-D (Periodic Report)	10-10-2014
		10-D (Periodic Report)	11-10-2014

		10-D (Periodic Report)	12-10-2014

		10-D (Periodic Report)	01-12-2015

		10-D (Periodic Report)	02-10-2015

		10-D (Periodic Report)	03-10-2015

		Annual report [Section 13 and 15(d), not S-K Item 405]	03-31-2015

		10-D (Periodic Report)	04-10-2015

		10-D (Periodic Report)	05-11-2015

		10-D (Periodic Report)	06-10-2015

		[Amend]Annual report [Section 13 and 15(d), not S-K Item 405]	06-17-2015

		10-D (Periodic Report)	07-10-2015

		10-D (Periodic Report)	08-11-2015

AmeriCredit Automobile Receivables Trust 2014-4	0001624831	Prospectus [Rule 424(b)(3)]	11-10-2014
		Filing [Trust Indenture Act]	11-12-2014

		Filing under Securities Act Rules 163/433 of free writing prospectuses	11-14-2014

		Current report, items 1.01, 8.01, and 9.01	11-17-2014

		Prospectus [Rule 424(b)(5)]	11-17-2014

		Current report, items 1.01, 8.01, and 9.01	11-20-2014

		Current report, items 8.01 and 9.01	11-20-2014

		10-D (Periodic Report)	12-10-2014

		10-D (Periodic Report)	01-12-2015

		10-D (Periodic Report)	02-10-2015

		10-D (Periodic Report)	03-10-2015

		Annual report [Section 13 and 15(d), not S-K Item 405]	03-31-2015

		10-D (Periodic Report)	04-10-2015

		10-D (Periodic Report)	05-11-2015

		10-D (Periodic Report)	06-10-2015

		[Amend]Annual report [Section 13 and 15(d), not S-K Item 405]	06-17-2015

		10-D (Periodic Report)	07-10-2015

		10-D (Periodic Report)	08-11-2015

AmeriCredit Automobile Receivables Trust 2015-1	0001630372	Prospectus [Rule 424(b)(3)]	01-09-2015
		Filing under Securities Act Rules 163/433 of free writing prospectuses	01-14-2015

		Filing [Trust Indenture Act]	01-14-2015

		Prospectus [Rule 424(b)(5)]	01-16-2015

		Current report, items 1.01, 8.01, and 9.01	01-16-2015

		Current report, items 8.01 and 9.01	01-16-2015

		Current report, items 1.01, 8.01, and 9.01	01-22-2015

		Current report, items 8.01 and 9.01	01-22-2015

		10-D (Periodic Report)	02-10-2015

		10-D (Periodic Report)	03-10-2015

		10-D (Periodic Report)	04-10-2015

		10-D (Periodic Report)	05-11-2015

		10-D (Periodic Report)	06-10-2015

		10-D (Periodic Report)	07-10-2015

		10-D (Periodic Report)	08-11-2015

AmeriCredit Automobile Receivables Trust 2015-2	0001638448	Prospectus [Rule 424(b)(3)]	04-01-2015
		Filing under Securities Act Rules 163/433 of free writing prospectuses	04-02-2015

		Filing [Trust Indenture Act]	04-07-2015

		Filing under Securities Act Rules 163/433 of free writing prospectuses	04-09-2015

		Current report, items 8.01 and 9.01	04-10-2015

		Prospectus [Rule 424(b)(5)]	04-10-2015

		Current report, items 1.01, 8.01, and 9.01	04-10-2015

		Current report, items 1.01, 8.01, and 9.01	04-15-2015

		Current report, items 8.01 and 9.01	04-15-2015

		10-D (Periodic Report)	05-11-2015

		10-D (Periodic Report)	06-10-2015

		10-D (Periodic Report)	07-10-2015

		10-D (Periodic Report)	08-11-2015

AmeriCredit Automobile Receivables Trust 2015-3	0001649716	Prospectus [Rule 424(b)(3)]	07-30-2015
		Filing under Securities Act Rules 163/433 of free writing prospectuses	07-31-2015

		Filing [Trust Indenture Act]	08-03-2015

		Prospectus [Rule 424(b)(3)]	08-04-2015

		Filing under Securities Act Rules 163/433 of free writing prospectuses	08-04-2015

		Filing under Securities Act Rules 163/433 of free writing prospectuses	08-05-2015

		Prospectus [Rule 424(b)(5)]	08-06-2015

		Current report, items 1.01, 8.01, and 9.01	08-06-2015

		Current report, items 8.01 and 9.01	08-07-2015

		Current report, items 8.01 and 9.01	08-13-2015

		Current report, items 1.01, 8.01, and 9.01	08-14-2015